EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Majesco Entertainment Company on Form S-3 (Nos. 333-122519; 333-121640; 333-135463; 333-146253; 333-207564; 333-211031; 333-173863; 333-159980) and Form S-8 (Nos. 333-136260; 333-168008; 333-200841; 333-181912; 333-203501; 333-211959) of our report dated December 29, 2016, on our audits of the consolidated financial statements as of October 31, 2016 and 2015 and for each of the years then ended, which report is included in the Annual Report on Form 10-K to be filed on or about December 29, 2016.

/s/ EISNERAMPER LLP

Iselin, New Jersey
December 29, 2016